Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 12, 2005 relating to the financial statements of Bioenvision, Inc. and subsidiaries appearing in and incorporated by reference in the Annual Report of Form 10-K of Bioenvision, Inc. for the year ended June 30, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

October 25, 2006